
EyeCare  Centers  of  America,  Inc.
Ratio  of  Earnings  to  Fixed  Charges
Exhibit  12.1


                                            1/2/1999   1/1/2000   12/30/00   12/29/01   12/28/2002
                                            ---------  ---------  ---------  ---------  ----------

Net earnings (loss). . . . . . . . . . . .   (26,273)    (5,257)   (15,534)    (9,072)      14,243
Add: Income tax provision. . . . . . . . .        13        384        766      1,239        1,258
                                            ---------  ---------  ---------  ---------  ----------
                                             (26,260)    (4,873)   (14,768)    (7,833)      15,501

Fixed Charges:
  Interest expense, net. . . . . . . . . .    23,804     25,091     28,964     27,537       21,051
  Interest factor portion of rent expense.     6,888      8,466      9,923     10,229       10,600
                                            ---------  ---------  ---------  ---------  ----------
  Total fixed charges. . . . . . . . . . .    30,692     33,557     38,887     37,766       31,651

Earnings (loss) before income. . . . . . .     4,432     28,684     24,119     29,933       47,152
  taxes and fixed charges

Ratio of earnings to fixed charges . . . .      0.14       0.85       0.62       0.79         1.49